                           CLARION COMMERCIAL HOLDINGS
                          PROPOSED PLAN OF LIQUIDATION

NEW YORK, October 12, 2000 - Clarion Commercial Holdings, Inc. (NYSE:CLR-news) announced that its Board of Directors has unanimously voted to recommend a plan of liquidation and dissolution to shareholders for approval. A shareholder meeting to act on this recommendation is expected to take place in the fourth quarter of 2000 or early in the first quarter of 2001.

According to Daniel Heflin, President and CEO of Clarion Commercial Holdings, the Board's decision followed a substantial period of review of strategic alternatives available to CLR. "In assessing any alternatives, our first consideration is shareholder value," said Mr. Heflin. "It became clear to us that with the stock market not properly valuing our assets, some alternative strategy would have to be implemented to increase shareholder value. In assessing alternatives, conversations were held with the Company's largest shareholder, holding over 40% of the outstanding shares, as to its support for possible alternatives. After considering all factors, the Board determined that the best course of action would be to propose liquidation of the Company to all shareholders, which our largest shareholder has informed us it will support."

Clarion Commercial Holdings, Inc. is a specialty finance company that focuses on investments in commercial real estate assets.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Clarion Commercial Holdings, Inc.'s actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those detailed from time to time in the Company's reports and filings with the Securities and Exchange Commission.